UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 9, 2009

Compuware Corporation

(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 000-20900

Michigan (State or other jurisdiction of incorporation or organization)	38-2007430 (I.R.S. Employer Identification No.)
One Campus Martius, Detroit, Michigan (Address of Principal Executive Offices)	48226-5099 (Zip Code)

(Registrant’s telephone number, including area code):(313) 227-7300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 9, 2009, the Compensation Committee (“Committee”) of the Board of Directors of Compuware Corporation (the “Company”) approved a modification of the Company’s Executive Incentive Plan (“EIP”) for fiscal year 2010. Specifically, the Long-Term Incentive section of the EIP was modified to include a restricted stock unit award and eliminate the non-qualified stock option award. All other terms of the EIP will remain the same for fiscal 2010 as in 2009.

In addition, the Committee approved a modification to the form of the Restricted Stock Unit Award Agreement (“RSU Agreement”) that was attached as Exhibit 10.110 to the Company’s periodic report on Form 10-Q filed November 7, 2008. Under the modified RSU Agreement, awards will vest in equal annual installments on each anniversary of the grant date over a period of four years as long as the recipient continues to be employed by the Company. The entire restricted stock unit award becomes immediately vested and non-forfeitable: (a) in the event that the recipient’s employment ceases due to his or her death or disability or (b) upon the occurrence of a change in control (as defined in the 2007 Long-Term Incentive Plan (“Plan”)). If the recipient’s employment ceases for any reason other than death or disability, the recipient’s right to shares of common stock subject to the restricted stock units that are not yet vested will be automatically terminated and forfeited unless the Committee modifies the RSU Agreement to provide otherwise.

No later than 30 days after the date on which restricted stock units vest, the Company will issue one common share for each vested restricted stock unit. The restricted stock units will not be settled in cash. Each restricted stock unit awarded will have a dividend equivalent (as defined in the Plan) associated with it with respect to cash dividends on common stock that have a record date after the grant date and prior to the date on which restricted stock units are settled for shares of common stock. Any dividend equivalents will be paid by crediting the recipient with additional whole restricted stock units as of the date of payment of such cash dividend on common stock in accordance with the formula set forth in the RSU Agreement. The recipient will have no voting or other rights as a shareholder of the Company with respect to the restricted stock units until certificates are issued or a book entry representing the shares of common stock has been made and such shares have been deposited with the appropriate registered book entry custodian.

On June 9, 2009, the Committee approved a grant of restricted stock units to certain executive officers of the Company pursuant to the Plan and the EIP in accordance with the terms of the revised form of RSU Agreement attached hereto. The grants were made as of the earlier of June 30, 2009 or the date on which the Board of Directors approved a related grant of restricted stock units to the Chief Executive Officer. The grant to the CEO was approved by the independent members of the Board of Directors on June 10, 2009 and so the grants to the other executive officers were deemed made as of that date in accordance with the Committee’s resolutions. The table below identifies the grants made on June 10, 2009 to the “named executive officers” listed in the Company’s preliminary proxy statement filed June 5, 2009 who are currently serving as such.

Officer Name and Position	Restricted Stock Units
Peter Karmanos, Jr. Chairman of the Board and Chief Executive Officer	158,520
Robert C. Paul, President and Chief Operating Officer	72,655
Laura L. Fournier, Executive Vice President and Chief Financial Officer	59,445
Denise A. Starr, Executive Vice President and Chief Administrative Officer	28,071
Paul A. Czarnik, Chief Technology Officer	21,136

Copies of the EIP as revised and the RSU Agreement as modified are attached as Exhibits 10.122 and 10.123, respectively, and are incorporated herein by reference. The above descriptions of the EIP and the RSU Agreement as revised are qualified in their entirety by reference to the copies filed as exhibits with this Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

10.122 Executive Incentive Plan – Corporate, as of June 10, 2009

10.123 Form of Restricted Stock Unit Award Agreement as of June 10, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

June 12, 2009	COMPUWARE CORPORATION
By:	/s/ Laura L. Fournier

Laura L. Fournier

Executive Vice President

Chief Financial Officer